EXHIBIT 99.1

GEOGLOBAL ANNOUNCES FINANCING

Calgary, Alberta, Canada, December 21, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) announces today that it has entered into a Securities Purchase Agreement with an institutional investor, Crede CG II, Ltd., to purchase 13,827,387 Units in a registered direct offering for aggregate gross proceeds of US$926,435.  Each Unit consists of one common share and one warrant wherein one full warrant entitles the holder to initially purchase one common share for a term of five years from today’s date.

The shares are being offered directly by GeoGlobal pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.  The public offering is being made only by means of a prospectus and prospectus supplement.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained, when available, from GeoGlobal at Suite 200, 625 – 4 Avenue SW, Calgary, Alberta T2P 0K2, Attn: Corporate Secretary, or by calling (403) 777-9250.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC.	THE EQUICOM GROUP
www.geoglobal.com	Nick Hurst
Phone: +1-403-777-9250	Phone: +1-403-218-2835
Email: info@geoglobal.com	Email: nhurst@tmxequicom.com